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                                                            Exhibit 99 (a)(1)(D)

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
                                                                                  425 Lexington Avenue
           [LOGO OF CIBC WORLD MARKETS]                                       New York, New York 10017
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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                           RAYTEL MEDICAL CORPORATION
                                       AT
                              $10.25 NET PER SHARE
                                       BY
                       SHL TELEMEDICINE ACQUISITION CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                             SHL TELEMEDICINE LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MARCH 21, 2002, UNLESS THE OFFER IS EXTENDED.

                                                               February 22, 2002

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

    We have been engaged by SHL TeleMedicine Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of SHL TeleMedicine Ltd., an Israeli corporation ("SHL"), and SHL to act as Dealer Manager in connection with the Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.001 per share, of Raytel Medical Corporation, a Delaware corporation ("Raytel"), including the associated rights to purchase the Series A Preferred Stock of Raytel issued pursuant to the Rights Agreement, dated as of August 14, 1998, by and between Raytel and BankBoston, N.A. as Rights Agent (together, the "Shares"), at a price of $10.25 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 22, 2002 (as amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED IN THE OFFER TO PURCHASE) IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that would represent at least a majority of the total number of outstanding Shares on a fully diluted basis.

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed for your information and use are copies of the following documents:

        1.  Offer to Purchase dated February 22, 2002;

        2. Letter of Transmittal to be used by stockholders of Raytel in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);
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        3.  Letter to stockholders of Raytel from the Chairman of the Board and
    Chief Executive Officer of Raytel and the Chairman of the Special Committee of Raytel's Board of Directors accompanied by Raytel's Solicitation/ Recommendation Statement on Schedule 14D-9;

        4. A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to Alpine Fiduciary Services, Inc., as Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 21, 2002, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 7, 2002 (the "Merger Agreement"), among SHL, the Purchaser and Raytel pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Raytel, with Raytel surviving the merger as a subsidiary of SHL (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by SHL, the Purchaser or Raytel or any subsidiary of SHL or Raytel or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

    The Board of Directors of Raytel (the "Raytel Board"), upon the unanimous recommendation of a special committee of the Raytel Board, has unanimously
(A) approved and adopted the Merger Agreement, the Offer and the Merger and the Transactions (as defined in the Merger Agreement), (B) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Raytel and its stockholders and (C) recommended that the holders of Raytel common stock accept the Offer and tender their shares of Raytel common stock pursuant to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor SHL will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

    The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          CIBC WORLD MARKETS CORP.

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, SHL, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.